Exhibit 99.1

NEWS FROM:

INDUS REALTY TRUST, INC.

CONTACT:

Anthony Galici

Executive Vice President, Chief Financial Officer

(860) 286-1307

agalici@indusrt.com

Ashley Pizzo

Vice President, Capital Markets & Investor Relations

(212) 218-7914

apizzo@indusrt.com

INDUS ANNOUNCES COMPLETION OF ACQUISITION
AND DEVELOPMENT IN CHARLOTTE

NEW YORK, NEW YORK (October 18, 2021) INDUS Realty Trust, Inc. (Nasdaq: INDT) (“INDUS”), a U.S. based industrial/logistics REIT, announced today that it has completed the acquisition of a fully leased, approximately 128,000 square foot industrial/logistics building in Charlotte, North Carolina (the “Charlotte Acquisition”). The Charlotte Acquisition is well-located in one of Charlotte’s premier submarkets that has significant barriers to entry for new supply. The Company used cash on hand to pay the $14.6 million purchase price, which equates to an in-place cash capitalization rate of approximately 4.6%.

Additionally, INDUS announced that it has completed and placed in service its approximately 141,000 square foot build-to-suit for Amazon in Charlotte (the “Charlotte Build-to-Suit”). With the addition of the Charlotte Acquisition and completion of the Charlotte Build-to-Suit, INDUS owns approximately 1.2 million square feet across six high quality industrial/logistics buildings in the Charlotte market.

About INDUS

INDUS is a real estate business principally engaged in developing, acquiring, managing and leasing industrial/logistics properties. INDUS owns 45 buildings totaling approximately 5.5 million square feet (including 35 industrial/logistics buildings aggregating approximately 5.1 million square feet) in Connecticut, Pennsylvania, North Carolina and Florida in addition to over 3,100 acres of undeveloped land.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include INDUS’s beliefs and expectations regarding future events or conditions including, without limitation, statements regarding the relative desirability and barriers to entry in the submarket of the Charlotte Acquisition. Although INDUS believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by INDUS as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of INDUS and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in INDUS’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Statements” sections in INDUS’s Annual Report on Form 10-K for the fiscal year ended November 30, 2020, filed with the SEC on February 18, 2021, and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021, filed with the SEC on August 9, 2021. INDUS disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.